UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2017

PEREGRINE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-32839	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐            Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d)       On October 20, 2017, the Board of Directors (the “Board”) of Peregrine Pharmaceuticals, Inc. (the “Company”), acting pursuant to its Amended and Restated Bylaws, adopted a resolution to increase the number of authorized directors of the Company from six to seven directors and, following the recommendation of the Nominating Committee of the Board, adopted a resolution appointing Patrick D. Walsh, effective immediately, to fill the vacancy created thereby.

The Nominating Committee determined that Mr. Walsh is qualified to serve on the Board due to his extensive experience in leading successful, high-growth CDMOs and complex laboratory and pharmaceutical manufacturing operations including parenteral and active pharmaceutical ingredients (API) on a global scale.

Mr. Walsh has not engaged in any related person transaction (as defined in Item 404(a) of Regulation S-K) with the Company, and there was no arrangements or understanding between Mr. Walsh and any other persons pursuant to which Mr. Walsh was selected as a director.

As non-employee director, Mr. Walsh will receive compensation under the Company’s non-employee director compensation program, which was recently amended by the Compensation Committee of the Board, and consists of an annual cash retainer, paid in monthly installments, of $55,000 per year and a separate annual cash retainer of $15,000 per each committee of the Board on which a non-employee director serves. At the time of the filing, the Board had not yet determined the committee(s) of the Board on which Mr. Walsh would serve. In addition, under the compensation program, Mr. Walsh is eligible to receive a cash fee of $2,000 per day for each Board of Directors meeting attended, whether in-person or telephonically, and is entitled to receive a cash fee of $2,000 for each additional Company meeting attended in excess of four hours in length.

Pursuant to the non-employee director compensation policy, Mr. Walsh, as a new director, was granted stock options from the Company’s existing stock incentive plans to purchase up to an aggregate of 75,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on October 20, 2017. The stock options will vest in equal monthly installments over a three (3) year period.

ITEM 8.01	OTHER EVENTS.

On October 24, 2017, the Company issued a press release announcing the appointment of Mr. Walsh as an independent member of the Board of Directors of both the Company and Avid Bioservices, Inc., the Company’s wholly-owned contract development and manufacturing organization subsidiary. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit

Number

99.1       Press Release issued October 24, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: October 24, 2017	By: /s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued October 24, 2017.

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